Exhibit 5.2

767 Fifth Avenue New York, NY 10153-0119 +1 212 310 8000 tel +1 212 310 8007 fax

March 16, 2018

Campbell Soup Company
1 Campbell Place
Camden, New Jersey 08103

Ladies and Gentlemen:

We have acted as counsel to Campbell Soup Company, a New Jersey corporation (the "Company") in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of its Floating Rate Notes due 2020 (the "2020 Floating Rate Notes"), $400,000,000 aggregate principal amount of its Floating Rate Notes due 2021 (the "2021 Floating Rate Notes"), $650,000,000 aggregate principal amount of its 3.30% Notes due 2021 (the "2021 Notes"), $1,200,000,000 aggregate principal amount of its 3.65% Notes due 2023 (the "2023 Notes"), $850,000,000 aggregate principal amount of its 3.95% Notes due 2025 (the "2025 Notes"), $1,000,000,000 aggregate principal amount of its 4.15% Notes due 2028 (the "2028 Notes") and $700,000,000 aggregate principal amount of its 4.80% Notes due 2048 (the "2048 Notes" and, together with the 2020 Floating Rate Notes, the 2021 Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2025 Notes and the 2028 Notes, the "Notes"), issued pursuant to an Underwriting Agreement, dated March 12, 2018 (the "Agreement"), by and among the Company and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters named therein.  The Notes are being issued pursuant that certain Indenture dated as of March 19, 2015 (the "Indenture") by and between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented and amended to the date hereof.

In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of: (i) the Registration Statement of the Company on Form S-3 (File No. 333-219217), including the documents incorporated by reference therein, filed by the Company on July 10, 2017 (the "Registration Statement"); (ii) the prospectus dated as of July 10, 2017 (the "Base Prospectus"), which forms a part of the Registration Statement; (iii) the prospectus supplement, dated March 12, 2018 (together with the Base Prospectus, the "Prospectus"); (iv) the Indenture; (v) the forms of the officers' certificates of the Company setting forth the terms of the Notes to be issued; (vi) specimens of the Notes; (vii) the Underwriting Agreement; and (viii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents.  As to all questions of fact material to this opinion that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Agreement.  We have also assumed (i) the valid existence of the Company, (ii) that the Company has the requisite corporate company power and authority to enter into and perform the Notes, the Indenture and the Agreement, (iii) the due authorization, execution and delivery of the Notes, the Indenture and the Agreement by the Company, and (iv) the due authorization, execution and delivery of the Indenture and the Notes by the Trustee and its predecessor trustees, as applicable.

Based on the foregoing, and subject to the qualifications stated therein, we are of the opinion that the Notes (when delivered against payment therefor in accordance with the Agreement and authenticated by the Trustee in accordance with the terms of the Indenture) will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

The opinion expressed herein is limited to the laws of the State of New York, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement. In giving such consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Weil, Gotshal & Manges LLP

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